Exhibit 4.1
CNB FINANCIAL CORPORATION
Description of Securities Registered Pursuant to
Section 12 of the Securities Exchange Act of 1934

The following description is a general summary of the terms of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description below does not purport to be complete and is subject to and qualified in its entirety by reference to our Second Amended and Restated Articles of Incorporation (the “Charter”) and Second Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.1 is part of. The description below does not contain all of the information that you might find useful or that might be important to you. You should refer to the provisions of our Charter and Bylaws because they, and not the summaries, define the rights of holders of our securities.

General

Our Charter authorizes us to issue 50,000,000 shares of stock, no par value.

Common Stock

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the Federal Deposit Insurance Corporation or any other governmental entity.

Voting Rights

Holders of our common stock are entitled to one vote per share on each matter properly submitted to shareholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors. Subject to certain exceptions, whenever any corporate action is to be taken by a vote of the shareholders, it will be authorized by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. Directors receiving the highest number of votes shall be elected.

Liquidation Rights

The holders of our common stock, together with the holders of any class or series of stock entitled to participate with the holders of our common stock in the distribution of assets in the event of any liquidation, dissolution or winding-up of us, whether voluntary or involuntary, will be entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid, or set aside for payment to, the holders of any class of stock having preference over the common stock in the event of a liquidation, dissolution or winding-up the full preferential amounts to which they are entitled.

Dividends

The holders of our common stock and any class or series of stock entitled to participate with the holders of our common stock are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. We may not pay dividends or other distributions unless we have paid, declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. As a holding company, our ability to pay distributions is affected by the ability of our subsidiaries to pay dividends. The ability of our bank subsidiary, and our ability, to pay dividends in the future is, and could in the future be further, influenced by bank regulatory requirements and capital guidelines.

Miscellaneous

The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered, or issuable upon conversion, exchange or exercise of any convertible securities, will, when issued, be fully paid and nonassessable, which means that the full purchase price of the shares will have been paid and the holders of the shares will not be assessed any additional monies for the shares.

NASDAQ Stock Market Listing

Our common stock is traded on the NASDAQ Stock Market under the symbol “CCNE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Certain Important Charter Provisions

Our Bylaws provide for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered terms. Any amendment to our Bylaws must be approved by the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and, if any shareholders are entitled to vote thereon as a class, upon receiving the affirmative vote of a majority of the votes cast by the shareholders entitled to vote as a class. Additionally, our Charter provides that the affirmative vote of at least 66% of the outstanding shares of each class entitled to vote is required to effect business combinations.

Some of the foregoing provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of us.

Since the terms of our Charter and Bylaws may differ from the general information we are providing, you should only rely on the actual provisions of our Charter and Bylaws. If you would like to read our Charter and Bylaws, copies are filed as exhibits to this Annual Report on Form 10-K.

Preferred Stock

Our Charter, subject to limitations prescribed in the Charter and subject to limitations prescribed by Pennsylvania law, authorizes the board of directors, from time to time by resolution and without further shareholder action, to provide for the issuance of shares of Series A Preferred Stock, in one or more series, and to fix the designation, powers, preferences and other rights of the shares and to fix the qualifications, limitations and restrictions thereof. As a result of its broad discretion with respect to the creation and issuance of Series A Preferred Stock without shareholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of Series A Preferred Stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of us.

Upon issuance against full payment of the purchase price therefor, shares of Series A Preferred Stock are fully paid and nonassessable. The description of Series A Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Statement with Respect to Shares relating to the Series A Preferred Stock, a copy of which is filed as an exhibit to this Annual Report on Form 10-K. As of March 3, 2022, the only series of Series A Preferred Stock outstanding is our 7.125% Series A Fixed-Rate Non-Cumulative Perpetual Preferred Stock, no par value per share, with a liquidation preference of $1,000 per share (the “Series A Preferred Stock”).

Ranking

The Series A Preferred Stock ranks, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, (1) senior to our common stock and each other class or series of Series A Preferred Stock we may issue in the future the terms of which do not expressly provide that it ranks on a parity with or senior to the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, “junior securities”), (2) on a parity with each class or series of Series A Preferred Stock we may issue in the future the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, “parity securities”), and (3) junior to all existing and future indebtedness and other liabilities and any class or series of Series A Preferred Stock that expressly provides in the statement with respect to shares creating such preferred stock that such series ranks senior to the Series A Preferred Stock (any such class or series, collectively, the “senior securities”).

We will not be entitled to issue any senior securities without the approval of the holders of at least two-thirds of the shares of the Series A Preferred Stock then outstanding and any class or series of parity securities upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. See “—Other Voting Rights.”

We may re-open the Series A Preferred Stock and issue additional shares and related depositary shares either through public or private sales at any time and from time to time. The additional shares of Series A Preferred Stock and related depositary shares would be deemed to form a single series with the Series A Preferred Stock and the depositary shares, respectively, offered by this prospectus supplement. In the event that we issue additional shares of the Series A Preferred Stock and the related depositary shares after the original issue date, any dividends on such additional shares will accrue from the issue date of such additional shares.

Dividends

Dividends on the Series A Preferred Stock accrue and are payable when, as and if authorized and declared by our board of directors or a duly authorized committee of our board of directors out of legally available funds, on a non-cumulative basis on the $1,000 per share liquidation preference, at a rate equal to 7.125% per annum for each quarterly dividend period from the issue date.

Dividends are paid quarterly, in arrears on March 1, June 1, September 1 and December 1 of each year (each, a “dividend payment date”), with respect to the dividend period, or portion thereof, ending on the day preceding the respective dividend payment date. A “dividend period” means each period commencing on (and including) a dividend payment date and continuing to (but not including) the next succeeding dividend payment date. Each dividend will be payable to holders of record as they appear on our share transfer records at the close of business on the 15th day of the month preceding the month in which the relevant dividend payment date occurs or such other date, not exceeding 30 days before the applicable dividend payment date, as shall be fixed by our board of directors or a duly authorized committee of our board of directors. Each period from and including a dividend payment date to but excluding the following dividend payment date is herein referred to as a “dividend period.”

If a dividend payment date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series A Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without adjustment in the amount of the dividend per share of the Series A Preferred Stock).

Dividends payable on the Series A Preferred Stock are computed on the basis of a 360-day year consisting of twelve 30-day months.

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York, New York.

Dividends on the Series A Preferred Stock are non-cumulative. If for any reason our board of directors or a duly authorized committee of our board does not authorize and declare cash dividends on the Series A Preferred Stock for a dividend period (or if less than full dividends for any dividend period are authorized and declared), we will have no obligation to pay any dividends or any additional dividends, as applicable, for that period, whether or not our board of directors or a duly authorized committee of our board authorizes and declares dividends on the Series A Preferred Stock for any subsequent dividend period.

We are not obligated to and will not pay holders of the Series A Preferred Stock any interest or sum of money in lieu of interest on any dividend not paid on a dividend payment date. We are also not obligated to and will not pay holders of the Series A Preferred Stock any dividend in excess of the dividends on the Series A Preferred Stock that are payable as described above.

As a bank holding company, our ability to pay dividends on the Series A Preferred Stock also is subject to rules and guidelines of the Federal Reserve related to capital adequacy and serving as a source of financial strength to the Bank. As a result, we may be unable to pay dividends on the Series A Preferred Stock on one or more of the scheduled payment dates, or at any other time, or any such payment may require the prior approval of the Federal Reserve.

There is no sinking fund with respect to dividends.

Dividend Stopper

In addition, if full dividends on all outstanding shares of the Series A Preferred Stock for the most recently completed dividend period have not been authorized, declared and paid or set aside for payment, we will be prohibited from declaring or paying dividends (other than a dividend payable solely in junior securities) with respect to, or redeeming, purchasing or acquiring any of, our junior securities during the next succeeding dividend period, other than:

i.redemptions, purchases or other acquisitions of junior securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan;
ii.any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and
iii.conversions into or exchanges for other junior securities and cash solely in lieu of fractional shares of the junior securities.

If dividends for any dividend payment date are not paid in full on the shares of the Series A Preferred Stock and there are issued and outstanding shares of parity securities for which such dividend payment date is also a scheduled dividend payment date, then all dividends declared on shares of the Series A Preferred Stock and such parity securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series A Preferred Stock and all such parity securities otherwise payable on such date (subject to their having been authorized by the board of directors or a duly authorized committee of the board of directors and declared by us out of legally available funds and including, in the case of any such parity securities that bear cumulative dividends, all accumulated but unpaid dividends) shall bear to each other.

Maturity

The Series A Preferred Stock does not have a maturity date, and we are not required to redeem the Series A Preferred Stock. Accordingly, the Series A Preferred Stock and related depositary shares will remain outstanding indefinitely, unless and until we decide to redeem it.

Redemption

The Series A Preferred Stock is redeemable, in whole or in part, from time to time, at our option on any dividend payment date on or after September 1, 2025 at a redemption price equal to the liquidation preference, plus any authorized, declared and unpaid dividends. Neither the holders of Series A Preferred Stock nor the holders of depositary shares has the right to require the redemption or repurchase of the Series A Preferred Stock.

Redemption upon a Regulatory Capital Treatment Event

The Series A Preferred Stock is redeemable, in whole but not in part, within 90 days following a regulatory capital treatment event at a redemption price equal to the liquidation preference, plus any declared and unpaid dividends, without accumulation of any undeclared dividends. A “regulatory capital treatment event” means our good-faith determination that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series A Preferred Stock; (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock; or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series A Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation value of the shares of Series A Preferred Stock then outstanding as “Additional Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy standards of Federal Reserve Regulation Q, 12 C.F.R. Part 217 (or, as and if applicable, the successor capital adequacy guidelines or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series A Preferred Stock is outstanding.

The Series A Preferred Stock is not subject to any sinking fund or other obligation to redeem, repurchase or retire the Series A Preferred Stock.

Redemption Procedures

If shares of the Series A Preferred Stock are to be redeemed, notice of redemption shall be given by first class mail to the holders of record of the Series A Preferred Stock to be redeemed, mailed at least 15 days and not more than 60 days before the date fixed for redemption (provided that, if the depositary shares are held in book-entry form through The Depositary Trust Company (“DTC”) we may give such notice in any manner permitted by DTC). Each notice of redemption will include a statement setting forth:

a.the redemption date;
b.the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares of a holder are to be redeemed, the number of such shares to be redeemed;
c.the redemption price;
d.the place or places where the certificates for such shares are to be surrendered for payment of the redemption price; and
e.that dividends on the shares to be redeemed will cease to accrue on the redemption date.

If notice of redemption of any shares of the Series A Preferred Stock has been duly given and if the funds necessary for such redemption have been deposited by us for the benefit of the holders of shares of the Series A Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of the Series A Preferred Stock, such shares of the Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends. See “Description of the Depositary Shares” below for information about redemption of the depositary shares relating to the Series A Preferred Stock.

In case of any redemption of only part of the shares of the Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be equitable and permitted by the rules of any stock exchange on which the Series A Preferred Stock or related depositary shares are listed. Subject to the provisions hereof, our board of directors shall have full power and authority to prescribe the terms and conditions upon which shares of the Series A Preferred Stock shall be redeemed from time to time.

Under the Federal Reserve’s current risk-based capital guidelines applicable to bank holding companies, any redemption of the Series A Preferred Stock is subject to prior approval by the Federal Reserve. Any redemption of the Series A Preferred Stock is subject to our receipt of any required prior approval by the Federal Reserve (including any successor bank regulatory authority that may become our appropriate federal banking agency) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become our appropriate federal banking agency) applicable to redemption of the Series A Preferred Stock.

Any notice of redemption, once given, shall be irrevocable.

Neither the holders of the Series A Preferred Stock nor the holders of the related depositary shares have the right to require the redemption or repurchase of the Series A Preferred Stock.

Liquidation Rights

In the event that we voluntarily or involuntarily liquidate, dissolve or wind up, the holders of the Series A Preferred Stock at the time outstanding will be entitled to receive liquidating distributions in the amount of $1,000 per share of the Series A Preferred Stock (equivalent to $25 per depositary share), plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation without accumulation of any undeclared dividends, out of assets legally available for distribution to our shareholders, before any distribution of assets is made to the holders of our common stock or any other junior securities. After payment of the full amount of such liquidating distributions, the holders of the Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by us, and will have no right or claim to any of our remaining assets.

In the event that our assets available for distribution to shareholders upon any liquidation, dissolution or winding-up of our affairs, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on any parity securities, the holders of the Series A Preferred Stock and the holders of such other parity securities will share ratably in any distribution of our assets in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

For such purposes, our merger with or into any other entity, the merger of any other entity with or into us, our conversion into another entity, or the sale of all or substantially all of our property or business, will not be deemed to constitute our liquidation, dissolution, or winding-up.

Voting Rights

Except as indicated below and in “—Other Voting Rights,” or as otherwise provided by Pennsylvania law, the holders of the Series A Preferred Stock do not have any voting rights.

Right to Elect Two Directors upon Non-Payment of Dividends. If and when the dividends on the Series A Preferred Stock or on any other class or series of our parity securities that has voting rights equivalent to those of the Series A Preferred Stock, have not been authorized, declared and paid in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting our board of directors will be automatically increased by two. Holders of the Series A Preferred Stock and the holders of all other classes and series of parity securities upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of the two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect two additional members of our board of directors (the “Preferred Stock Directors”) at any annual or special meeting of shareholders at which directors are to be elected or any special meeting of the holders of the Series A Preferred Stock and any parity securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause us to violate the corporate governance requirement of NASDAQ (or any other exchange on which our securities may be listed) that listed companies must have a majority of independent directors. In addition, our board of directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, our Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series A Preferred Stock and such parity securities (addressed to the Secretary at our principal office) must, call a special meeting of the holders of Series A Preferred Stock and such parity securities for the election of the Series A Preferred Stock Directors. Notice for a special meeting will be given in a similar manner to that provided in our Bylaws for a special meeting of the shareholders, which we will provide upon request, or as required by law. If our Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of the Series A Preferred Stock may (at our expense) call such meeting, upon notice as provided in our Charter and as described in this section, and for that purpose will have access to our share transfer records. The Series A Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of our shareholders unless they have been previously terminated as set forth in our Charter and as described below. In case any vacancy occurs among the Series A Preferred Stock Directors, a successor will be elected by our board of directors to serve until the next annual meeting of the shareholders upon the nomination by the remaining Preferred Stock Director or if none remains in office, by the vote of the holders of record of the outstanding shares of Series A Preferred Stock and all parity securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Series A Preferred Stock Directors shall each be entitled to one vote per director on any matter.

Whenever full dividends have been paid or set aside for payment on the Series A Preferred Stock and any non-cumulative parity securities for at least one year and all dividends on any cumulative parity securities have been paid in full, then the right of the holders of the Series A Preferred Stock and any parity security to elect the Series A Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting our board of directors will be automatically reduced accordingly.

Other Voting Rights

So long as any shares of the Series A Preferred Stock are outstanding, in addition to any other vote or consent of shareholders required by our Charter, our Bylaws or applicable Pennsylvania law, the vote or consent of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock and any class or series of parity securities upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

•Certain Charter Amendments. Any amendment of our Charter or Bylaws to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation, as well as any amendment of our Charter that would alter or change the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock so as to affect them adversely; provided that the amendment of the Charter so as to authorize or create, or to increase the authorized amount of any shares of any class or series or any securities convertible into shares of any class or series of our stock ranking on a parity with or junior to the Series A Preferred Stock with respect to dividends and in the distribution of assets on our liquidation, dissolution or winding-up shall not be deemed to adversely affect the voting powers, limitations, preferences or relative rights of the Series A Preferred Stock; or
•Certain Share-Exchanges and/or Mergers. Any binding share exchange or reclassification involving the Series A Preferred Stock, or the sale, conveyance, exchange, or transfer of all or substantially all of our assets or business or any merger of us with or into any other corporation, unless, in each case, the shares of the Series A Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have powers, preferences, privileges, and rights that are not materially less favorable to the holders thereof than the powers, preferences, privileges, and rights of the Series A Preferred Stock, taken as a whole.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required, all outstanding shares of the Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited by us for the benefit of the holders of shares of Series A Preferred Stock to effect the redemption.

The holders of Series A Preferred Stock have exclusive voting rights on any amendment to the Statement with Respect to Shares that would alter only the contract rights, as expressly set forth in the Statement with Respect to Shares of the Series A Preferred Stock, to the fullest extent permitted by the Pennsylvania Business Corporation Law of 1988, as amended.

Depositary

American Stock Transfer & Trust Company, LLC is the depositary for the shares of the Series A Preferred Stock.

Transfer Agent, Registrar, and Paying Agent

American Stock Transfer & Trust Company, LLC acts as initial transfer agent and registrar and as initial paying agent for the payment of dividends for the Series A Preferred Stock.

Title

We and the transfer agent, registrar and paying agent may treat the registered holder of the Series A Preferred Stock as the absolute owner of the Series A Preferred Stock for the purpose of making payment and for all other purposes.

Depositary Shares

We have issued depositary shares representing proportional fractional interests in shares of the Series A Preferred Stock. Each depositary share represents a 1/40th interest in a share of our Series A Preferred Stock, and is evidenced by depositary receipts. Subject to the terms of the deposit agreement, each holder of the depositary shares is entitled, through the depositary, to all the rights and preferences of the Series A Preferred Stock, as applicable, in proportion to the applicable fraction of a share of Series A Preferred Stock those depositary shares represent.

Dividends and Other Distributions

Each dividend payable on a depositary share is in an amount equal to 1/40th of the dividend authorized, declared and payable on the related share of the Series A Preferred Stock.

The depositary distributes any cash dividends or other cash distributions received in respect of the deposited Preferred Stock to the record holders of depositary shares relating to the underlying Preferred Stock in proportion to the number of depositary shares held by the holders. If we make a distribution other than in cash, the depositary will distribute any securities or property received by it to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that (after consultation with us) it is not feasible to make a distribution, in which case the depositary may, with our approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the securities or property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares are the same as the corresponding record dates for the Series A Preferred Stock.

The amounts distributed to holders of depositary shares are reduced by any amounts required to be withheld by us or the depositary on account of taxes or other governmental charges. The depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any depositary shares or the shares of the Series A Preferred Stock until such taxes or other governmental charges are paid.

Redemption of Depositary Shares

If we redeem the Series A Preferred Stock represented by the depositary shares, in whole or in part, as described above under “Preferred Stock—Redemption” and “Preferred Stock—Redemption upon a Regulatory Capital Treatment Event,” the depositary shares will be redeemed with the proceeds received by the depositary resulting from the redemption of the Series A Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/40th of the redemption price per share payable with respect to the Series A Preferred Stock (or $25 per depositary share), plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends.

Whenever we redeem shares of the Series A Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing those shares of the Series A Preferred Stock so redeemed. If fewer than all of the outstanding depositary shares are redeemed, the depositary will select the shares to be redeemed pro rata or by lot, or by any other equitable method, in each case as we may determine. The depositary will mail notice of redemption to record holders of the depositary receipts not less than 15 and not more than 60 days prior to the date fixed for redemption of the Series A Preferred Stock and the related depositary shares (provided that, if the depositary shares are held in book-entry form through DTC, notice may be given in any manner permitted by DTC).

Voting the Series A Preferred Stock

Because each depositary share represents a 1/40th interest in a share of the Series A Preferred Stock, holders of depositary receipts are entitled to 1/40th of a vote per depositary share under those limited circumstances in which holders of the Series A Preferred Stock are entitled to a vote, as described above in “Preferred Stock—Voting Rights” and “Preferred Stock—Other Voting Rights.”

When the depositary receives notice of any meeting at which the holders of the Series A Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series A Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series A Preferred Stock, may instruct the depositary to vote the amount of the Series A Preferred Stock represented by the holder’s depositary shares. Insofar as practicable, the depositary will vote the amount of the Series A Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing proportional interests in the Series A Preferred Stock, it will not vote the amount of the Series A Preferred Stock represented by such depositary shares.

Form and Notices

The Series A Preferred Stock are issued in registered form to the depositary, and the depositary shares are issued in book-entry form through DTC. The depositary will forward to the holders of depositary shares all reports, notices, and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the Series A Preferred Stock.

Preemptive and Conversion Rights

The holders of the depositary shares and the Series A Preferred Stock do not have any preemptive or conversion rights.

Listing

The depositary shares are listed on the NASDAQ Stock Market under the symbol “CCNEP.”

Depositary, Dividend Disbursing Agent, Registrar and Redemption Agent

American Stock Transfer & Trust Company, LLC is the depositary, registrar and redemption agent, and American Stock Transfer & Trust Company, LLC is the dividend disbursing agent for the depositary shares.